EXHIBIT 12

                        PENNFED FINANCIAL SERVICES, INC.

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES

                                                                           YEAR ENDED JUNE 30,
                                                    ---------------------------------------------------------------------------
                                                      1998             1997          1996               1995            1994
                                                                            (Dollars in thousands)

Earnings:
Earnings before income
tax expense....................................      $17,440          $11,091           $12,952        $ 9,561         $ 7,447

Add: interest on borrowed funds................       19,843           12,901             5,520          1,522             789
                                                     -------          -------           -------        -------         -------

Earnings before fixed charges excluding
  interest on deposits.........................       37,283           23,992            18,472         11,083           8,236
Interest on deposits ..........................       48,200           40,172            33,601         25,631          20,036
                                                     -------          -------           -------        -------         -------

Earnings before fixed charges..................      $85,483          $64,164           $52,073        $36,714         $28,272
                                                     =======          =======           =======        =======         =======

Fixed charges:
  Interest on borrowed funds...................      $19,843          $12,901           $ 5,520        $ 1,522         $   789
                                                     =======          =======           =======        =======         =======
Fixed charges excluding interest on
  deposits.....................................      $19,843          $12,901           $ 5,520        $ 1,522         $   789
Interest on deposits...........................       48,200           40,172            33,601         25,631          20,036
                                                     -------          -------           -------        -------         -------

  Total fixed charges..........................      $68,043          $53,073           $39,121        $27,153         $20,825
                                                     =======          =======           =======        =======         =======
Ratio of earnings to fixed charges
  excluding interest on deposits ..............         1.88x            1.86x             3.35x          7.28x          10.44x
                                                     =======          =======           =======        =======         =======

Ratio of earnings to fixed charges
  including interest on deposits...............         1.26x            1.21x             1.33x          1.35x           1.36x
                                                     =======          =======           =======        =======         =======

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